Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Powell Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid (1)	Equity	Common Stock, par value $0.01 per share	Other (2)	800,000 (3)	$56.30	$45,040,000	0.00011020	$4,963.41

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$45,040,000		$4,963.41

	Total Fee Offsets							$0.00

	Net Fee Due							$4,963.41

(1)

Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Powell Industries, Inc. 2014 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 (the “Securities Act”), based upon the average of the high and low prices of Powell Industries, Inc.’s common stock as reported on the Nasdaq Global Market on May 15, 2023.

(3)	Consists of shares of common stock issuable in respect of awards to be granted under the Powell Industries, Inc. 2014 Equity Incentive Plan, as amended.